EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Set forth below is a list of each of the subsidiaries of HPEV, Inc.

Name of subsidiary	Jurisdiction	Ownership Percentage
Ultimate Power Truck, LLC	Florida	95%
HPEV, Inc.	Delaware	100%